PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:
Gary Gemignani
Chief Financial Officer
212-332-1666
ggemignani@gentium.com

Investor Relations Contacts:
U.S.
Lippert/Heilshorn & Associates
Anne Marie Fields
afields@lhai.com
212-838-3777
Bruce Voss
bvoss@lhai.com
310-691-7100
Italy:
Burson-Marsteller
Florian Ciornei
florian_ciornei@it.bm.com
+39 02 72143532

GENTIUM RECEIVES ORPHAN DRUG DESIGNATION FROM FDA FOR DEFIBROTIDE TO PREVENT
HEPATIC VENO-OCCLUSIVE DISEASE

VILLA GUARDIA (Como), Italy (January 16, 2007) - Gentium S.p.A. (NASDAQ: GENT) today announced that the Office of Orphan Products Development of the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to Defibrotide for the prevention of hepatic veno-occlusive disease (VOD) in the U.S.

Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that previously had been granted Orphan Drug status by the U.S. Food and Drug Administration to treat severe VOD and Fast Track designation for the treatment of severe VOD in recipients of stem cell transplants. The Company is currently in a U.S. Phase III trial of Defibrotide to treat severe VOD.

Commenting on the grant, Laura Ferro, M.D., president and chief executive officer of Gentium, said, “Obtaining orphan drug designation for Defibrotide for the prevention of VOD is one of the strategic goals of our clinical development plan for Defibrotide.”

“Previous studies have demonstrated compelling clinical results using Defibrotide to prevent VOD. We are currently conducting a Phase II/III trial of Defibrotide to prevent VOD in pediatric patients in Europe, and are looking forward to initiating a U.S. and European Phase II/III study of Defibrotide to prevent VOD in adults in the coming months. Additional information about these trials is available in a presentation posted to the "Investors" section of the Company's website at www.gentium.it.”

Orphan drug designation is a special status given to products for rare diseases or conditions upon request of a sponsor and approval from the FDA. Orphan drug designation may qualify recipients for exclusive marketing rights in the United States for seven years if the company is first to receive marketing approval for this product. The designation also positions Gentium to potentially benefit from certain tax credits.

About VOD

Veno-occlusive disease (VOD) is a potentially life-threatening condition.  Certain high dose chemotherapy and radiation therapies and stem cell transplantation (SCT) can damage cells of the blood vessels and result in VOD, a blockage of the small veins of the liver that can lead to liver failure and the failure of other organs (severe VOD).  SCT is a frequently used treatment following high dose chemotherapy and radiation therapy.  The International Bone Marrow Transplant Registry estimated that approximately 45,000 people received blood and bone marrow transplants, which are types of SCT, in 2002.  Based on the Company’s review of more than 200 published papers, it believes that approximately 20% of patients who undergo SCT develop VOD, approximately one-third of those who develop VOD progress to severe VOD, and approximately 80% of severe VOD patients die within 100 days of the SCT.  The Company believes that there are no approved therapies to treat or prevent VOD in the U.S. or the EU.

About Gentium
Gentium S.p.A. is a biopharmaceutical company focused on the research, discovery and development of drugs derived from DNA extracted from natural sources, and drugs that are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that has been granted Orphan Drug status by the U.S. Food and Drug Administration to treat severe VOD and Fast Track designation for the treatment of severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20F filed with the Securities and Exchange Commission under the caption “Risk Factors.”

# # #